AMENDMENT TO BRIDGE LOAN CREDIT AGREEMENT

           Paragraph 1.5(b) of the Bridge Loan Credit Agreement dated as of March 20, 2006, entered into by and among the undersigned, is hereby amended to read as follows:

(b) Mandatory Prepayment Upon Take-Out Financing. Upon the earlier to occur of the following: (i) June 30, 2006, or (ii) a closing under the Take-Out Financing. Borrower shall make a payment to Agent for the ratable benefit of the Lender in the aggregate amount of $5 Million minus all payments made to Agent hereunder prior to that date.

           In all other respects, the Bridge Loan Credit Agreement shall remain in full force and effect.

           This Amendment may be executed in counterparts and transmitted by facsimile copy, each of which shall constitute an original.

           Dated June 2, 2006.

PFLM, LLC By: Print Name: Charles Phillips Title: COO FIRST LOOK STUDIOS, INC. By: Print Name: Title: President